EXHIBIT 1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of April __, 2017, by and among FranVentures, LLC, a Florida limited liability company, (“Seller”), Brian Pappas (“Pappas”), and Blake Furlow (“Purchaser”).

The parties agree as follows:

1.       Seller hereby agrees to sell and to deliver to Purchaser and Purchaser hereby agrees to purchase from Seller 500,000 shares of the common stock of Creative Learning Corporation (“CLCN”) (the “Shares”). Purchaser shall pay a purchase price of $80,000 for the Shares. Payment of the Purchase Price shall be made via wire to the escrow account of Seller’s counsel, William T. Hart, Esquire, Hart & Hart, LLC, 1624 Washington Street, Denver, CO 80203, initiated within five business days of the date upon which this Agreement is fully executed. Hart & Hart shall release the funds representing the Purchase Price to Seller only upon Purchaser’s confirmation to Hart & Hart that he has received all of the Shares.

2.       Seller represents that the Shares are lawfully owned by Seller and are free of all liens and encumbrances; Seller is an entity duly organized, validly existing and in good standing under the laws of the State of Florida; Seller has all requisite legal power to enter into this Agreement; and all action on the part of the Seller necessary for the sale of the Shares and the performance of Seller’s obligations under this Agreement has been taken. Seller acknowledges that this Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms.

3.        Seller is not, and for the ninety (90) days immediately preceding the date of this Agreement has not been, an “affiliate” of Creative Learning Corporation, as such term is defined by the Securities Exchange Commission.

4. Seller and Pappas each hereby grants to Purchaser the right of first refusal (‘ROFR”) to purchase additional Shares from Seller and/or Pappas. If either Seller or Pappas intends to sell any CLCN common stock, Seller and/or Pappas (as the case may be) must provide Purchaser written notice (which may include email notification, provided however, that such notice shall not be effective until Purchaser expressly acknowledges receipt via reply email), which notice shall include the number of shares Seller and/or Pappas intends to sell. Purchaser shall have seven business days from the date of his receipt of notice to exercise the ROFR by providing written notification (including email notification) to Seller and/or Pappas. Purchaser’s failure to exercise the ROFR within said seven business days shall be deemed a waiver of his rights with respect to those shares covered by the notice and with respect to those shares only. If Purchaser exercises this ROFR, the purchase price per share shall be the closing price for CLCN as of the close of business on the business day immediately preceding the date of Seller’s and/or Pappas’ notice. Purchaser may exercise his ROFR with regard to all or any portion of the CLCN shares which Seller and/or Pappas intends to sell and if Purchaser so exercises his ROFR, payment of the purchase price shall be made within three business days of Purchaser’s notice of exercise to Seller and/or Pappas in substantially the same manner as set forth in Paragraph 2 above.

5. This Agreement is the entire agreement of the parties, superseding all prior written or oral agreements of the parties concerning the same subject matter, and superseding all prior written or oral representations. This Agreement may not be amended or modified except by written agreement executed by the parties affected by the amendment or modification.

6. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

PURCHASER	SELLER

FRANVENTURES, LLC

/s/ Blake Furlow	/s/ Brian Pappas
Blake Furlow	Managing Member

Date Signed: April 17, 2017	Date Signed: April 17, 2017

BRIAN PAPPAS

/s/ Brian Pappas
Date Signed: April 17, 2017

2110 N. Westgate Drive	796 Cypress Crossing Trail
Boise, ID 83704-7172	St. Augustine, FL 32095
Address of Purchaser	Address of Seller and Pappas

Creative Stock Purchase Agree. Furlow 4-12-17